Exhibit 99.1

Ramtron International Corporation News Release N a s d a q : R M T R

NEWS FOR RELEASE: 5/9/2012, 8:30am ET	CONTACT:	Lee Brown (719) 481-7213 lbrown@ramtron.com

RAMTRON NAMES GERY E. RICHARDS

AS CHIEF FINANCIAL OFFICER

COLORADO SPRINGS, CO — May 9, 2012 — U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR) announced today that it has named its interim chief finanacial officer, Gery E. Richards, as chief financial officer effective immediately. Mr. Richards, 60, has served as Ramtron’s interim chief financial officer since October 2011.

“During his time as our interim chief financial officer, Gery has become a valuable member of our executive team and has continually demonstrated his ability to direct the company’s financial operations,” said Eric Balzer, Ramtron’s CEO. “Having been with Ramtron for eight years, Gery possesses deep knowledge of our business and financial operations, including financial reporting and the treasury function. The board and I are pleased that Gery has accepted the position of CFO and we look forward to his many contributions as we grow our business.”

Mr. Richards has more than 30 years of financial management experience with a broad spectrum of technology-related firms. Richards joined Ramtron in 2004, became controller in 2008, and was appointed interim chief financial officer in October 2011. Mr. Richards began his career as an auditor with Price Waterhouse and later served as an auditor, financial analyst, controller and cost accountant for Martin Marietta, Digital Equipment, United Technologies and Apple, respectively. Just prior to joining Ramtron, he was vice president of finance at Facilitek Office Systems and vice president of finance at Photo Stencil Corporation.

Mr. Richards is a Certified Public Accountant and holds a Bachelor of Science degree in Industrial Management from Purdue University and an MBA from New York University.

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets.

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